                                                                       EXHIBIT 5


                                            June 29, 2001


Predictive Systems, Inc.
417 Fifth Avenue
New York, New York  10016

         Re:      Registration Statement on Form S-8
                  ----------------------------------

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 29, 2001, in connection with the registration under the Securities Act of 1933, as amended, of 14,000,000 shares of Common Stock (the "Plan Shares") to be issued under the Registrant's 1999 Stock Incentive Plan (the "Plan"), and 1,500,000 shares of common stock (the "Options") for issuance pursuant to stock options granted to a certain individual in the Registrant's service pursuant to his written compensation agreements (the "Agreements") with the Registrant.

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Plan Shares and the Options, when issued and sold in the manner referred to in the Plan and in the Agreements, and pursuant to the agreements that accompany the Plan and the Agreements, as applicable, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                            Sincerely,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


                                            /s/ WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation